Exhibit 5.1

[Eilenberg Krause & Paul LLP letterhead]

October 2, 2007

SyntheMed, Inc.
200 Middlesex Essex Turnpike, Suite 210
Iselin, New Jersey 08830

Ladies and Gentlemen:

We have acted as counsel to SyntheMed, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form SB-2 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended, an aggregate of 3,210,000 shares (the “Shares”) of its common stock, $0.001 par value per share (the “Common Stock”), which may be sold by the selling stockholders named in the prospectus included in the Registration Statement (the “Selling Stockholders”). Of the Shares being registered, 3,000,000 Shares (the “Outstanding Shares”) are currently issued and outstanding, and 210,000 Shares are issuable upon the exercise of warrants to purchase such Shares (the “Warrants”). This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined the Company’s Restated Certificate of Incorporation and By-laws, both as amended and currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that (i) the Outstanding Shares have been validly issued and are fully paid and non-assessable and (ii) the Shares underlying the Warrants will, when the Warrants have been exercised and the underlying Shares have been issued in accordance with the terms of the Warrants, be validly issued, fully paid and non-assessable.

Our opinion is limited to the applicable provisions of the Delaware Constitution and the General Corporation Law of the State of Delaware (“Delaware Law”), judicial decisions interpreting Delaware Law, and the federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act and to the use of this Firm’s name therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ EILENBERG KRAUSE & PAUL LLP

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